Exhibit 4.1
CERTIFICATE OF DESIGNATION, PREFERENCES
AND RIGHTS OF SERIES C
CONVERTIBLE PREFERRED STOCK
OF
NEW HORIZONS WORLDWIDE, INC.
          New Horizons Worldwide, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:
     A. That, pursuant to authority conferred upon the Board by the Restated Certificate of Incorporation of the Corporation, as amended (the “Certificate of Incorporation”), and pursuant to the provisions of Sections 141 and 151 of the Delaware General Corporation Law, as amended, the Board, at a duly convened meeting of the Board held on June 25, 2007, adopted a resolution providing for the designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions of the Series C Convertible Preferred Stock, which resolution is as follows:
     WHEREAS, the Certificate of Incorporation of the Corporation provides for two classes of shares known as Common Stock and Preferred Stock; and
     WHEREAS, the Board is authorized under the Certificate of Incorporation to provide for the issuance of the shares of preferred stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, preferences and rights of the shares of each such series and the qualifications, limitations and restrictions thereof.
     NOW, THEREFORE, BE IT RESOLVED, that the Board deems it advisable to, and hereby does, designate a Series C Convertible Preferred Stock and fixes and determines the preferences, rights, qualifications, limitations and restrictions relating to the Series C Convertible Preferred Stock as follows:
     1. Designation. The shares of such series of Preferred Stock shall be designated as “Series C Convertible Preferred Stock” (referred to herein as the “Series C Convertible Preferred Stock”), and shall have a per share purchase price of $23.25 (which amount shall be subject to equitable adjustment whenever there shall occur a stock split, combination, reclassification or other similar event involving the Series C Convertible Preferred Stock) (the “Original Series C Purchase Price”).
     2. Designated Number. The designated number of shares constituting the Series C Convertible Preferred Stock shall be Two Hundred Thousand (200,000).
     3. Dividends.
          (a) Commencing on the date of the first issuance of the Series C Convertible Preferred Stock (the “First Issue Date”), the record holders of the Series C Convertible Preferred Stock shall be entitled to receive when, as and if declared by the Corporation’s Board of Directors, cumulative preferential cash dividends at an annual rate of four percent (4%) per annum of the Original Series C Purchase Price (the “Initial

Dividend Rate”) with respect to each issued share of Series C Convertible Preferred Stock. If, within 180 days of the First Issue Date, the amendment of the Corporation’s Certificate of Incorporation (the “Amendment”) as contemplated in Section 5.2(a) of the Series C Stock and Warrant Purchase Agreement dated July 2, 2007 among the Corporation and the purchasers of the Series C Convertible Preferred Stock identified therein as the “Investors” shall not have been approved by the requisite vote of the Corporation’s stockholders and become effective, the dividend rate shall immediately be adjusted to, and shall thereafter continue at, an annual rate of twenty percent (20%) per annum (the “Adjusted Dividend Rate”); provided, that if the Corporation has in good faith pursued the filing of its preliminary proxy materials and finalization of its definitive proxy materials relating to the meeting at which such Amendment would be submitted to the stockholders for approval thereby, the date upon which the Initial Dividend Rate would otherwise be changed to the Adjusted Dividend Rate will be extended until 35 days following the close of business on the date of filing of the Corporation’s definitive proxy statement, but in no event more than 270 days following the First Issue Date. If after the Adjusted Dividend Rate shall have become effective the Amendment shall thereafter be approved by the requisite vote of the Corporation’s stockholders and become effective, the dividend rate shall be readjusted at such time to, and shall thereafter continue through July 19, 2010 at, an annual rate of eight percent (8%) per annum and thereafter at an annual rate of twelve percent (12%) per annum (the “Readjusted Dividend Rate”). For purposes hereof, each of the Initial Dividend Rate, the Adjusted Dividend Rate and the Readjusted Dividend Rate are sometimes referred to herein as the “Dividend Rate.” Dividends on the Series C Convertible Preferred Stock shall accrue on a quarterly basis with respect to the dividend periods ending on the last day of each of March, June, September and December. Dividends shall be cumulative whether or not declared and whether or not in any dividend period there shall have been net profits or net assets of the Corporation legally available for the payment of those dividends.
          (b) To the extent declared by the Board of Directors, dividends accrued for each quarterly period ending on the last day of the next preceding March, June, September and December, respectively, shall be paid on the fifth day of April, July, October and January (or if any such day is not a business day, the business day next preceding such day) in each year (each such date being referred to as a “Series C Dividend Payment Date”). Any dividends not paid on a Series C Dividend Payment Date thereafter shall accumulate and shall be considered “accrued but unpaid” for all purposes hereunder until paid. The amount of dividends accruing for any period shorter than a full quarterly dividend period shall be determined on the basis of twelve 30-day months and a 360-day year, and the actual number of days elapsed in the period for which a dividend is payable. Dividends paid on the shares of Series C Convertible Preferred Stock in an amount less than the total amount of such dividends at the time accrued on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. Dividends for any past quarterly dividend period that are accrued but unpaid may be declared and paid at any time, without reference to any regular Series C Dividend Payment Date, to the holders of record on the record date for such dividend payment. Any accrued but unpaid dividends shall be paid (in cash or in kind at the holders’ election, subject to the limitations set forth above) immediately prior to a Liquidation Event (as defined in Section 4(a)below), or a conversion of any such holder’s Series C Convertible Preferred Stock pursuant to Sections 5 hereof.
          (c) If a dividend on the Common Stock is declared by the Board, then the Board shall simultaneously declare a dividend on the Series C Convertible Preferred Stock in an amount per share equal to: (a) the product of (i) the dividend per share of Common Stock, multiplied by (ii) the number of shares of Common Stock into which all of the outstanding Series C Convertible Preferred Stock could then be converted, divided by (b) the number of shares of Series C Convertible Preferred Stock then outstanding, and rounded to the nearest cent, each such determination to be made as of the record date for the determination of the dividend. No dividend on the Common Stock shall be paid unless there is simultaneously paid a dividend on the Series C Convertible Preferred Stock as determined by this Section 3(c).
          (d) The term “dividend,” when used in this Section 3, shall refer to any dividend other than a stock dividend described in Section 8(d) hereof.
     4. Liquidation.
          (a) Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (each a “Liquidation Event”), the holders of the shares of Series C Convertible Preferred Stock shall be entitled to receive, before any distribution or payment is made upon any Common Stock or any other class or series of stock ranking junior to the Series C Convertible Preferred Stock as to distribution of assets upon liquidation, an amount per share equal to the Original Series C Purchase Price, plus any accrued but unpaid dividends whether or not declared (the “Series C Liquidation Preference”). If upon such Liquidation Event, the assets to be distributed among the holders of Series C Convertible Preferred Stock shall be insufficient to permit payment to the holders of Series C Convertible Preferred Stock of the entire amount of the Liquidation Payment (as defined below), then the entire assets of the Corporation available for distribution to the stockholders shall be distributed ratably among the holders of Series C Convertible Preferred Stock and any other class or series of stock ranking on parity with the Series C Convertible Preferred Stock as to distribution of assets upon liquidation in accordance with the sums that would be payable on such distribution if all sums payable thereon to holders of all shares of such series were paid in full. Notwithstanding the foregoing, upon any Liquidation Event, without duplication, the holders of the Series C Convertible Preferred Stock shall be entitled to receive the greater of (i) the Series C Liquidation Preference (in accordance with the procedures set forth above), or (ii) the amount per share such holders would have received if all shares of Series C Convertible Preferred Stock had been converted into Common Stock immediately prior to the Liquidation Event (such amount, the “Liquidation Payment”). Upon any such Liquidation Event, after the holders of the Series C Convertible Preferred Stock and any other class or series of stock ranking on parity with the Series C Convertible Preferred Stock as to distribution of assets upon liquidation shall have been paid in full the amounts to which they shall be entitled, the remaining net assets of the Corporation shall be distributed to the holders of any other class or series of stock ranking junior to the Series C Convertible Preferred Stock as to distribution of assets upon liquidation.

          (b) Written notice of such Liquidation Event, stating a payment date, the amount of the Liquidation Payment and the place where said Liquidation Payment shall be payable, shall be given by mail, postage prepaid, not less than twenty (20) days prior to the payment date stated therein, to the holders of record of Series C Convertible Preferred Stock, such notice to be addressed to each such holder at its post office address as shown by the records of the Corporation.
          (c) Notwithstanding the foregoing, a Change of Control (as defined below), shall be deemed to be a Liquidation Event unless the holders of a majority of the then outstanding Series C Convertible Preferred Stock, voting together as a single class on an as-if converted basis, elect otherwise by giving written notice thereof to the Corporation prior to the effective date of such event. For purposes hereof, a “Change of Control” means (x) a merger, reorganization or consolidation of the Corporation into or with another entity, a sale of stock or other similar transaction or series of related transactions in which the stockholders of the Corporation immediately prior to such merger, reorganization, consolidation, sale or stock by the Corporation or similar transaction own less than fifty percent (50%) of the outstanding voting power of the surviving entity immediately after such merger, reorganization, consolidation, sale of stock or other similar transaction or (y) the sale, transfer or lease of all or substantially all of the assets of the Corporation, including assets of the Corporation’s subsidiaries taken as a whole, to any third party in one transaction or a series of related transactions. For the avoidance of any doubt, a Change of Control transaction shall not include any merger of the Company with or into a wholly-owned subsidiary of the Company if in connection therewith none of the events otherwise specified in this Section 4(c) would occur.
     5. Optional Conversion.
          Any or all of the shares of Series C Convertible Preferred Stock shall be convertible, at any time and from time to time after the Amendment shall have been approved by the requisite vote of the stockholders of the Corporation and become effective, at the option of each holder of record thereof, into fully paid and non-assessable shares of Common Stock of the Corporation upon surrender to the Corporation of the certificate or certificates representing the shares of Series C Convertible Preferred Stock to be converted; and, upon receipt by the Corporation of such surrendered certificate or certificates with any appropriate endorsement thereon as may be prescribed by the Board, such holder shall be entitled to receive a certificate or certificates representing the shares of Common Stock into which such shares of Series C Convertible Preferred Stock are convertible. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series C Convertible Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. The basis for such conversion shall be the “Conversion Rate” in effect at the time of conversion, which for the purposes hereof shall mean the number of shares of Common Stock issuable for each share of Series C Convertible Preferred Stock surrendered for conversion. Initially, the Conversion Rate shall be 31 shares of Common Stock for one share of Series C Convertible Preferred Stock; and such Conversion Rate shall be subject to adjustment as provided in Section 8 below. In connection with effecting any transfer to the

Corporation for cancellation of any Series C Convertible Preferred Stock upon conversion of the same into Common Stock, if any fractional interest in a share of Common Stock would be deliverable upon such conversion of Series C Convertible Preferred Stock, the Corporation shall pay in lieu of such fractional share an amount equal to the “Conversion Price” (as defined in the following sentence) of such fractional share (computed to the nearest one thousandth of a share) in effect at the close of business on the date of conversion. As used herein, the term “Conversion Price” shall be an amount computed by dividing the Original Series C Purchase Price by the Conversion Rate then in effect. Initially, the Conversion Price shall be $0.75. The Board shall at all times after the Amendment shall have been approved by the stockholders of the Corporation and become effective, reserve a sufficient number of authorized but unissued shares of Common Stock, which shall be issued only in satisfaction of the conversion rights and privileges aforesaid.
     6. Involuntary Conversion.
          (a) At any time after July 2, 2011, the Corporation, by way of written notice (an “Involuntary Conversion Notice”) to the holders of Series C Convertible Preferred Stock shall have the right to convert, and to declare to be so converted all shares of Series C Convertible Preferred Stock into fully paid and non-assessable shares of Common Stock at the then-applicable Conversion Price for Series C Convertible Preferred Stock, so long as (i) the volume weighted average trading price of the Common Stock for the twenty (20) trading days immediately preceding the date of the Involuntary Conversion Notice, as reported on the market or exchange on which shares of Common Stock of the Corporation are then trading, or if none, by a nationally recognized quotation reporting service, multiplied by the number of shares into which the Series C Convertible Preferred Stock would be converted, would equal the Original Series C Purchase Price of the shares of Series C Convertible Preferred Stock to be converted, increased at a compounded annual growth rate equal to or greater than 25%, (ii) the average daily trading volume of the Common Stock for the forty-five (45) trading days immediately preceding the date of Involuntary Conversion Notice is greater than 50,000 shares as reported on the market or exchange on which shares of Common Stock of the Corporation are then trading, or if none, by a nationally recognized quotation reporting service and (iii) the Common Stock issued upon conversion of the Series C Convertible Preferred Stock hereunder may be sold immediately pursuant to an effective registration statement registering the resale of the shares.
          (b) Such conversion shall be deemed to have been made immediately prior to the close of business on the date of the mailing of the Involuntary Conversion Notice, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversions shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. The holders of Series C Convertible Preferred Stock shall, within five (5) business days of receiving the Involuntary Conversion Notice, surrender all certificates representing Series C Convertible Preferred Stock to be converted; and, upon receipt by the Corporation of such surrendered certificate or certificates with any appropriate endorsement thereon as may be prescribed by the Board, the Corporation shall issue and deliver to such holder a certificate or certificates representing the shares of Common Stock into which such shares of Series C Convertible Preferred Stock are convertible.
     7. Issue Taxes. The Corporation shall pay all issue taxes, if any, incurred in respect of the issue of shares of Common Stock on conversion. If a holder of shares surrendered for conversion specifies that the shares of Common Stock to be issued on conversion are to be issued in a name or names other than the name or names in which such surrendered shares stand, other than an affiliate, the Corporation shall not pay any transfer or other taxes incurred by reason of the issuance of such shares of Common Stock to the name of another, and if the appropriate transfer taxes shall not have been paid to the Corporation or the transfer agent for the Series C Convertible Preferred Stock at the time of surrender of the shares involved, the shares of Common Stock issued upon conversion thereof may be registered in the name or names in which the surrendered shares were registered, despite the instructions to the contrary.
     8. Adjustment of Conversion Price and Conversion Rate. The number and kind of securities issuable upon the conversion of the Series C Convertible Preferred Stock, the Conversion Price and the Conversion Rate shall be subject to adjustment from time to time upon the happening of certain events as follows:
          (a) Reorganization, Reclassification. In the event of a reorganization, share exchange, or reclassification, other than a change in par value, or from par value to no par value, or from no par value to par value or a transaction described in Sections 8(b) or (c) below, each share of Series C Convertible Preferred Stock shall, after such reorganization, share exchange or reclassification, be convertible into the kind and number of shares of stock or other securities or property of the Corporation to which the holder of Series C Convertible Preferred Stock would have been entitled if the holder had held the Common Stock issuable upon conversion of such holder’s Series C Convertible Preferred Stock immediately prior to such reorganization, share exchange, or reclassification.
          (b) Consolidation, Merger. In the event of a merger or consolidation to which the Corporation is a party, each share of Series C Convertible Preferred Stock shall, after such merger or consolidation, be convertible into the kind and number of shares of stock and/or other securities, cash or other property to which the holder of such share of Series C Convertible Preferred Stock would have been entitled if the holder had held the Common Stock issuable upon conversion of his share of Series C Convertible Preferred Stock immediately prior to such consolidation or merger.
          (c) Subdivision or Combination of Shares. In case outstanding shares of Common Stock shall be subdivided or combined, the Conversion Price (i) shall be reduced proportionately, in case of subdivision of such shares, as of the effective date of such subdivision, or as of the date a record is taken of the holders of Common Stock for the purpose of so subdividing, whichever is earlier, or (ii) shall be increased proportionately, in case of combination of such shares, as of the effective date of such combination, or as of the date a record is taken of the holders of Common Stock for the purpose of so combining, whichever is earlier.
          (d) Stock Dividends. In case shares of Common Stock are issued as a dividend or other distribution on the Common Stock, then the Conversion Price shall be adjusted, as of the date a record is taken of the holders of Common Stock for the purpose of receiving such dividend or other distribution (or if no such record is taken, as of the date of such payment or other distribution), to that price determined by multiplying the Conversion Price in effect immediately prior to such payment or other distribution by a fraction (i) the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such dividend or other distribution, and (ii) the denominator of which shall be the total number of shares of Common Stock outstanding immediately after such dividend or other distribution.
          (e) Issuance of Additional Shares of Common Stock.
     In the event the Corporation shall issue at any time any Additional Shares of Common Stock (as defined in Section 8(i)(v)(B) and other than as provided in the foregoing Sections 8(a) through (d)) for a consideration per share less than the Conversion Price in effect on the date of and immediately prior to such issue, then and in such event, the Conversion Price shall be reduced, concurrently with such issue, to a price equal to the quotient obtained by dividing:
     (i) an amount equal to (x) the total number of shares of Common Stock outstanding immediately prior to such issuance or sale multiplied by the Conversion Price in effect immediately prior to such issuance or sale, plus (y) the consideration, if any, received or deemed to be received by the Corporation upon such issuance or sale, by
     (ii) the total number of shares of Common Stock outstanding immediately after such issuance or sale.
     For purposes of the foregoing formula, all shares of Common Stock issuable upon the exercise of outstanding warrants, options or other rights described in Section 8(f) below or issuable upon the conversion of the Corporation’s outstanding Series C Convertible Preferred Stock and any other convertible securities, shall be deemed outstanding shares of Common Stock.
     No adjustment of the Conversion Price shall be made under this Section 8(e) upon the issuance of any Additional Shares of Common Stock which are issued pursuant to the exercise of any warrants, options or other subscription or purchase rights or pursuant to the exercise of any conversion or exchange rights in any convertible securities if any such adjustments shall previously have been made upon the issuance of any such warrants, options or other rights or upon the issuance of any convertible securities (or upon the issuance of any warrants, options or any rights therefor) pursuant to Sections 8(f) or 8(g).
          (f) Issuance of Warrants, Options or Other Rights. Subject to the further provisions of this Section 8(f), if the Corporation at any time shall issue any warrants, options or other rights to subscribe for or purchase any Additional Shares of Common Stock and the price per share for which Additional Shares of Common Stock may at any time thereafter be issuable pursuant to such warrants, options or other rights shall be less than the Conversion Price per share in effect immediately prior to such issuance, then upon such issuance the Conversion Price shall be adjusted as provided in Section 8(e). In making such adjustment, the aggregate consideration for the Additional

Shares of Common Stock issuable pursuant to such warrants, options or other rights shall be deemed to equal (i) the consideration received by the Corporation for the issuance of such warrants, options, or other rights plus (ii) the minimum consideration to be received by the Corporation for the issuance of Additional Shares of Common Stock pursuant to such warrants, options, or other rights.
          (g) Issuance of Convertible Securities. In case the Corporation shall issue any securities convertible into Common Stock and the consideration per share for which Additional Shares of Common Stock may at any time thereafter be issuable pursuant to the terms of such convertible securities shall be less than the Conversion Price per share in effect immediately prior to such issuance, then upon such issuance the Conversion Price shall be adjusted as provided in Section 8(e). In making such adjustment, (i) the maximum number of Additional Shares of Common Stock necessary to effect the conversion or exchange of all such convertible securities shall be deemed to have been issued as of the date of issuance of such convertible securities, and (ii) the aggregate consideration for such maximum number of Additional Shares of Common Stock shall be deemed to equal (A) the consideration received by the Corporation for the issuance of such convertible securities plus (B) the minimum consideration received by the Corporation for the issuance of such Additional Shares of Common Stock pursuant to the terms of such convertible securities. No adjustment of the Conversion Price shall be made under this Section 8(g) upon the issuance of any convertible securities which are issued pursuant to the exercise of any warrants, options or other subscription or purchase rights therefor, if any such adjustment shall previously have been made upon the issuance of such warrants, options or other rights pursuant to Section 8(f).
          (h) Adjustment of Conversion Rate. Upon each adjustment of the Conversion Price under the provisions of this Section 8, the Conversion Rate shall be adjusted to an amount determined by dividing $23.25 by such adjusted Conversion Price.
          (i) Other Provisions Applicable to Adjustments Under This Section. The following provisions will be applicable to the making of adjustments in Conversion Price hereinabove provided in this Section 8:
     (i) Computation of Consideration. To the extent that any Additional Shares of Common Stock or any convertible securities or any warrants, options or other rights to subscribe for or purchase any Additional Shares of Common Stock or any convertible securities shall be issued for a cash consideration, the consideration received by the Corporation therefor shall be deemed to be the amount of the cash received by the Corporation therefor, or, if such Additional Shares of Common Stock or convertible securities are offered by the Corporation for subscription, the subscription price, or, if such Additional Shares of Common Stock or convertible securities are sold to underwriters or dealers for public offering without a subscription offering, or through underwriters or dealers for public offering without a subscription offering, the initial public offering price, in any such case excluding any amounts paid or incurred by the Corporation for and in the underwriting of, or otherwise in connection with the issue thereof. To the extent that such issuance shall be for a consideration other than cash, then the amount of such consideration shall be deemed to be the fair value of such consideration at the time of such issuance as determined in good faith by the Corporation’s Board. The consideration for any Additional Shares of Common Stock issuable pursuant to any warrants, options or other rights to subscribe for or purchase the same shall be the consideration received by the Corporation for issuing such warrants, options or other rights, plus the additional consideration payable to the Corporation upon the exercise of such warrants, options or other rights. The consideration for any Additional Shares of Common Stock issuable pursuant to the terms of any convertible securities shall be the consideration paid or payable to the Corporation in respect of the subscription for or purchase of such convertible securities, plus the additional consideration, if any, payable to the Corporation upon the exercise of the right of conversion or exchange of such convertible securities. In case of the issuance at any time of any Additional Shares of Common Stock or convertible securities in payment or satisfaction of any dividend upon any class of stock preferred as to dividends in a fixed amount, the Corporation shall be deemed to have received for such Additional Shares of Common Stock or convertible securities a consideration equal to the amount of such dividend so paid or satisfied.
     (ii) Readjustment of Conversion Price. Upon the expiration of the right to convert or exchange any convertible securities, or upon the expiration of any rights, options or warrants, without conversion, exchange or exercise, the issuance of which convertible securities, rights, options or warrants effected an adjustment in the Conversion Price, the Conversion Price shall forthwith be readjusted and thereafter be the price which it would have been (but reflecting any other adjustments in the Conversion Price made pursuant to the provisions of this Section 8 after the issuance of convertible securities, rights, options or warrants) had the prior adjustment been made on the basis of the issuance only of the number of Additional Shares of Common Stock actually issued upon conversion or exchange of such convertible securities, or upon the exercise of such rights, options or warrants, and thereupon only the number of Additional Shares of Common Stock actually so issued, if any, shall be deemed to have been issued and only the consideration actually received by the Corporation (computed as set forth in Section 8(i)(i)) shall be deemed to have been received by the Corporation. If the purchase price provided for in any rights, options or warrants, or the additional consideration (if any) payable upon the conversion or exchange of any convertible securities, or the rate at which any convertible securities are convertible into or exchangeable for shares of Common Stock changes at any time (other than under or by reason of provisions designed to protect against dilution), the Conversion Price in effect at the time of the change shall be adjusted to the Conversion Price that would have been in effect at such time had such rights, options, warrants or convertible securities still outstanding provided for such changed purchase price, additional consideration or Conversion Rate, as the case may be, at the time initially granted, issued or sold.
     (iii) Treasury Shares. The number of shares of Common Stock at any time outstanding shall not include any shares thereof then directly or indirectly owned or held by or for the accounts of the Corporation.

     (iv) Other Action Affecting Common Stock. In case the Corporation shall take any action affecting the outstanding number of shares of Common Stock, other than an action described in any of the foregoing Sections 8(a) to 8(g), inclusive, which in the opinion of the Board would have a materially adverse effect upon the rights of the holders of the Series C Convertible Preferred Stock, the Conversion Price shall be adjusted in such manner and at such time as the Board on the advice of the Corporation’s independent public accountants may in good faith determine to be equitable in the circumstances.
     (v) Certain Definitions. For purposes of this Section 8:
          (A) The term “Common Stock” shall be deemed to mean (i) the Common Stock, $.01 par value, and (ii) the stock of the Corporation of any other class, or series within such a class, whether now or hereafter authorized, which has the right to participate in the distribution of either earnings or assets of the Corporation without limit as to the amount or percentage.
          (B) The term “Additional Shares of Common Stock” shall mean all shares of Common Stock issued by the Corporation after the initial issuance of the Series C Convertible Preferred Stock, except:
          (1) shares of Common Stock issuable upon conversion of the Series B Convertible Preferred Stock, conversion of the Series C Convertible Preferred Stock or otherwise pursuant to the terms thereof;
          (2) shares of Common Stock, warrants, options and other rights to purchase shares of Common Stock and securities convertible into shares of Common Stock, issued to officers, directors and employees of, and consultants to, the Corporation as compensation for bona fide services provided or to be provided to the Corporation by such persons and approved by the Board or the Compensation Committee, as the case may be;
          (3) shares of Common Stock issuable upon exercise or pursuant to the terms of warrants, options, notes or other rights to acquire securities of the Corporation issued on or outstanding on the First Issue Date, including shares of Common Stock issuable upon exercise of the Series A-1 Warrants, Series A-2 Warrants, Series B-1 Warrants, Series B-2 Warrants and Series C Warrants issued by the Company; and
          (4) shares of Common Stock issued after the First Issue Date as a stock dividend or upon any subdivision or combination of shares of Common Stock or Series C Convertible Preferred Stock for which adjustment is made in accordance with Sections 8(c) or 8(d) or for which a comparable adjustment is made under the terms of the Corporation’s Series B Convertible Preferred Stock.
No reduction of the Conversion Price shall be made if the amount of any such reduction would be an amount less than $.05, but any such amount shall be carried forward and reduction with respect thereof shall be made at the time of and together with any subsequent reduction which, together with such amount and any other amount or amounts so carried forward, shall aggregate $.05 or more.
          (j) Notices of Adjustments. Whenever the Conversion Rate and Conversion Price are adjusted as herein provided, an officer of the Corporation shall compute the adjusted Conversion Rate and Conversion Price in accordance with the foregoing provisions and shall prepare a written instrument setting forth such adjusted Conversion Rate and Conversion Price and showing in detail the facts upon which such adjustment is based, and such written instrument shall promptly be delivered to the record holders of the Series C Convertible Preferred Stock.
     9. Notices of Record Dates and Effective Dates.
          (a) In case at any time: (i) the Corporation shall declare a dividend (or any other distribution) on the Common Stock payable otherwise than in shares of Common Stock, or (ii) the Corporation shall authorize the granting to the holders of Common Stock of rights to subscribe for or purchase any shares of capital stock of any class or any other rights, or (iii) the Corporation shall authorize any reorganization, share exchange or reclassification of the capital stock of the Corporation (other than a subdivision or combination of outstanding shares of Common Stock), or of any consolidation or merger to which the Corporation is party or of the sale, lease or exchange of all or substantially all of the assets of the Corporation, or (iv) there shall occur the voluntary or involuntary dissolution, liquidation or winding up of the Corporation, then the Corporation shall cause to be mailed to the record holders of the Series C Convertible Preferred Stock at least 20 days prior to the applicable record date or effective date thereafter specified, a notice stating (A) the date on which a record is to be taken for the purpose of such dividend, distribution or rights, or, if a record is not to be taken, the date as of which the holders of record of Common Stock to be entitled to such dividend, distribution or rights are to be determined, or (B) the date on which such reclassification, reorganization, share exchange, consolidation, merger, sale, lease, exchange, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of record of Common Stock shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, reorganization, share exchange, consolidation, liquidation, merger, sale, lease, exchange, dissolution, liquidation or winding up.
          (b) Except for notices provided for in Section 9(a), which shall be provided in the manner described in Section 9(a), in the event that the Corporation provides any notice, report or statement to any holder of Common Stock, the Corporation shall at the same time provide a copy of any such notice, report or statement to each holder of outstanding Series C Convertible Preferred Stock.
     10. Mandatory Redemption.
          (a) If the Amendment has not been approved by the requisite vote of the stockholders of the Corporation and become effective on or before the first anniversary of the First Issue Date, the Corporation will be obligated upon the election of any holder of Series C Convertible Preferred Stock to redeem all (but not less than all) of the Series C Convertible Preferred Stock held by such holder at the purchase price thereof plus accumulated but unpaid dividends thereon (whether or not previously declared).

Such redemption shall occur on a date (the “Mandatory Redemption Date”) not later than ten business days following delivery by any Investor of a demand in writing for such redemption (provided that no such demand may be delivered prior to such first anniversary).
          (b) On or after the Mandatory Redemption Date, each holder of shares of Series C Convertible Preferred Stock to be redeemed shall present or deliver and surrender such holder’s certificate or certificates for such shares to the Corporation at its principal offices and thereupon the redemption price of the shares, and any accumulated and unpaid dividends thereon to the Mandatory Redemption Date, shall be paid to or on the order of the person whose name appears on such certificate or certificates as the owner thereof in immediately available funds by wire transfer to the account designated by such person, and each surrendered certificate shall be canceled.
          (c) If a notice of redemption has been given pursuant to this Section 10 and, on or before the Mandatory Redemption Date, the funds necessary for such redemption (including all dividends on the shares of Series C Convertible Preferred Stock to be redeemed that will accumulate to the Mandatory Redemption Date) shall have been set aside by the Corporation, separate and apart from its other funds, in trust for the benefit of the holder of the shares of Series C Convertible Preferred Stock to be redeemed, then, notwithstanding that any certificates for such shares of Series C Convertible Preferred Stock have not been surrendered for cancellation, on the Mandatory Redemption Date dividends shall cease to accumulate on the shares of the Series C Convertible Preferred Stock to be redeemed and the holders of such shares shall cease to be stockholders with respect to those shares, shall have no interest in or claims against the Corporation by virtue thereof and shall have no voting or other rights with respect thereto, except the conversion rights provided in Section 5 above and the right to receive the monies payable upon redemption, without interest thereon, upon surrender (and endorsement, if required by the Corporation) of such holder’s certificates, and the shares of Series C Convertible Preferred Stock represented thereby shall no longer be outstanding. Subject to applicable escheat laws, any monies so set aside by the Corporation and unclaimed at the end of four years from the Mandatory Redemption Date shall revert to the general funds of the Corporation, after which reversion the holders of such shares so called for redemption shall look only to the general funds of the Corporation for the payment of the redemption price, without interest. Any interest accrued on funds so deposited shall belong to the Corporation and be paid thereto from time to time.
          (d) If a notice of redemption has been given pursuant to this Section 10 and any holder of shares of Series C Convertible Preferred Stock shall, prior to the close of business on the business day immediately preceding the Mandatory Redemption Date, give written notice to the Corporation pursuant to Section 5 above of the conversion of any or all of the shares to be redeemed held by the holder, then such redemption shall not become effective as to such shares to be converted and such conversion shall become effective as provided in Section 5 above, whereupon any funds deposited by the Corporation for the redemption of such shares shall (subject to any right of the holder of such shares to receive the dividends payable thereon as provided in Section 5 above) immediately upon such conversion be returned to the Corporation or, if then held in trust by the Corporation, shall automatically and without further corporate action or notice be discharged from the trust.
     11. Redemption at the Option of the Corporation.
          (a) At any time beginning on the date that is the sixth (6th) anniversary of the First Issue Date and ending one year thereafter (the “Initial Redemption Period”), the Corporation, at its option, may redeem shares of Series C Convertible Preferred Stock, in whole but not in part, in the sole discretion of the Board of Directors, to the extent it has funds legally available therefor, at a redemption price in cash equal to (i) $3.00 multiplied by the number of shares Common Stock into which the shares of Series C Convertible Preferred Stock to be redeemed could be converted (which amount shall be subject to equitable adjustment whenever there shall occur a stock split, combination, reclassification or other similar event involving the Series C Convertible Preferred Stock), plus (ii) an amount equal to the accumulated and unpaid dividends on the shares to be redeemed, whether or not authorized, to the date fixed for redemption by the Board of Directors of the Corporation (any such date, the “Optional Redemption Date”).
          (b) At any following the Initial Redemption Period, the Corporation, at its option, may redeem shares of Series C Convertible Preferred Stock, in whole but not in part, in the sole discretion of the Board of Directors, to the extent it has funds legally available therefor, at a redemption price in cash equal to (i) the Original Series C Purchase Price increased at a compounded annual growth rate equal to or greater than 25%, multiplied by the number of shares to be redeemed, plus (ii) an amount equal to the accumulated and unpaid dividends on the shares to be redeemed, whether or not authorized, to the Optional Redemption Date.
          (c) Not less than 15 days nor more than 45 days (such date as fixed by the Board of Directors of the Corporation is referred to herein as the “Redemption Record Date”) prior to the Optional Redemption Date, a notice specifying the time and place of the redemption and the number of shares to be redeemed shall be given by overnight courier or by certified mail return receipt requested, to the holders of record on the Redemption Record Date of the shares of the Series C Convertible Preferred Stock to be redeemed at their respective addresses as the same shall appear on the books of the Corporation, calling upon each holder of record to surrender to the Corporation on the Optional Redemption Date at the place designated in the notice such holder’s certificate or certificates all of the shares of Series C Convertible Preferred Stock held by the holder. Neither failure to mail such notice, nor any defect therein or in the mailing thereof, to any particular holder shall affect the sufficiency of the notice or the validity of the proceedings for redemption with respect to the other holders. Any notice sent in the manner herein provided shall be conclusively presumed to have been duly given whether or not the holder receives the notice. On or after the Optional Redemption Date, each holder of shares of Series C Convertible Preferred Stock to be redeemed shall present and surrender such holder’s certificate or certificates for such shares to the Corporation at the place designated in the redemption notice and thereupon the redemption price of the shares, and any accumulated and unpaid dividends thereon to the Optional Redemption Date, shall be paid to or on the order of the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled.
          (d) If a notice of redemption has been given pursuant to this Section 11 and, on or before the Optional Redemption Date, the funds necessary for such redemption (including all dividends on the shares of Series C Convertible Preferred Stock to be redeemed that will accumulate to the Optional Redemption Date) shall have been set aside by the Corporation, separate and apart from its other funds, in trust for the pro rata benefit of the holders of the shares of Series C Convertible Preferred Stock so called for redemption, then, notwithstanding that any certificates for such shares of Series C Convertible Preferred Stock has not been surrendered for cancellation, on the Optional Redemption Date dividends shall cease to accumulate on the shares of the Series C Convertible Preferred Stock to be redeemed and the holders of such shares shall cease to be stockholders with respect to those shares, shall have no interest in or claims against the Corporation by virtue thereof and shall have no voting or other rights with respect thereto, except the conversion rights provided in Section 5 above and the right to receive the monies payable upon such redemption, without interest thereon, upon surrender (and endorsement, if required by the Corporation) of their certificates, and the shares of Series C Convertible Preferred Stock represented thereby shall no longer be outstanding. Subject to applicable escheat laws, any monies so set aside by the Corporation and unclaimed at the end of four years from the Optional Redemption Date shall revert to the general funds of the Corporation, after which reversion the holders of such shares so called for redemption shall look only to the general funds of the Corporation for the payment of the redemption price, without interest. Any interest accrued on funds so deposited shall belong to the Corporation and be paid thereto from time to time.
          (e) If a notice of redemption has been given pursuant to this Section 10 and any holder of shares of Series C Convertible Preferred Stock shall, prior to the close of business on the business day immediately preceding the Optional Redemption Date, give written notice to the Corporation pursuant to Section 5 above of the conversion of any or all of the shares to be redeemed held by the holder, then such redemption shall not become effective as to such shares to be converted and such conversion shall become effective as provided in Section 5 above, whereupon any funds deposited by the Corporation for the redemption of such shares shall (subject to any right of the holder of such shares to receive the dividends payable thereon as provided in Section 5 above) immediately upon such conversion be returned to the Corporation or, if then held in trust by the Corporation, shall automatically and without further corporate action or notice be discharged from the trust.
     12. Voting Rights. Holders of Series C Convertible Preferred Stock shall be entitled to notice of any stockholders’ meeting. Except as otherwise required by law or this Certificate of Designations, as determined in good faith by the Board, at any annual or special meeting of the Corporation’s stockholders, each outstanding share of Series C Convertible Preferred Stock shall be entitled to the number of votes equal to the number of full shares of Common Stock into which such share of Series C Convertible Preferred Stock is then convertible. In determining the number of votes which holders of Series C Convertible Preferred Stock are entitled to cast at any time under this Section 12, it shall be assumed that there are a sufficient number of shares of Common Stock authorized and not otherwise reserved for issuance to effect the conversion of all shares of Series C Convertible Preferred Stock then outstanding. In making such calculation, any fractional share shall be rounded down to the nearest whole number. Except as otherwise required by law or this Certificate of Designations, as determined in good faith by the Board, the Series C Convertible Preferred Stock and the Common Stock shall vote together on each matter submitted to the stockholders, and not by separate class or series.
     13. Protective Provisions. Without first obtaining the approval of the holders of a majority of the outstanding shares of Series C Convertible Preferred Stock (voting as a separate class), the Corporation shall not have the authority (directly or indirectly, whether through amendment of the Certificate of Incorporation, merger, recapitalization or otherwise) to alter or change any right, preference, privilege or power of (or restriction for the benefit of) the Series C Convertible Preferred Stock. Until such time that the holders of Series C Convertible Preferred Stock hold less than fifty percent (50%) of the shares of Series C Convertible Preferred Stock issued on the First Issue Date, without first obtaining the approval of the holders of a majority of the outstanding shares of Series C Convertible Preferred Stock (voting together as a separate class), the Corporation shall not (directly or indirectly, whether through amendment of the Certificate of Incorporation, merger, recapitalization or otherwise): (i) create, designate, authorize or issue any new equity securities having rights, preferences, privileges or powers (or restrictions for the benefit of) senior to or on parity with the Series C Convertible Preferred Stock, (ii) authorize the Corporation, or permit any subsidiary, to incur, create, assume, become or be liable, directly, indirectly or contingently, in any manner with respect to, or permit to exist, any indebtedness including, without limitation, indebtedness under guarantees, letters of credit, capital leases or the like, in any one transaction or series of related transactions in excess of $5,000,000 other than trade payables incurred in the ordinary course of business; and no material term of any such indebtedness approved in accordance with this Section 13 shall thereafter be modified or amended in any material respect, nor shall payment thereof be extended, without the approval of holders of a majority of the outstanding shares of Series C Convertible Preferred Stock (voting together as a separate class), (iii) authorize or effect, or cause any subsidiary to authorize or effect, any single capital expenditure equal to or in excess of $2,500,000 or (iv) make any acquisition of the capital stock or assets of another entity, or enter into any joint venture or partnership with another entity where the consideration or other capital commitment payable by the Corporation is equal to or in excess of $2,500,000.
     14. Board Representation. Notwithstanding anything to the contrary set forth in the Certificate of Incorporation, for so long as at least fifty percent (50%) of the shares of Series C Convertible Preferred Stock issued on the First Issue Date remain outstanding, the holders thereof shall be entitled to elect, at a meeting of such stockholders, two (2) members of the Board (the “Series C Director Designees”). The Series C Director Designees elected by the holders of the Series C Convertible Preferred Stock shall not serve a classified term with the directors elected by the holders of Common Stock together with the holders of any other class or series of capital stock entitled to vote thereon. Any director elected by the holders of the Series C Convertible Preferred Stock who serves as a member of the Board may be removed without cause only by the holders of a majority of the outstanding shares of Series C Convertible

Preferred Stock, voting together as a separate class. If a vacancy is created on the Board by reason of the death, removal or resignation of any director elected by the holders of the Series C Convertible Preferred Stock, the holders of a majority of the outstanding shares of Series C Convertible Preferred Stock, voting together as a single class, may elect a replacement director to the Board.
     15. Corporate Opportunities. Pursuant to Section 122(17) of the Delaware General Corporation Law, the Corporation hereby renounces, to the fullest extent permitted by law, any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, specified business opportunities that are presented to the holders of the Series C Convertible Preferred Stock, their Affiliates, or the Series C Director Designees (collectively, the “Preferred Investor Parties”). The Corporation acknowledges that the Preferred Investor Parties are in the business of making investments in, and have investments in, other businesses similar to and that may compete with the Corporation’s businesses (“Competing Businesses”), and agrees, to the fullest extent permitted by law, that the Preferred Investor Parties may retain the right to make additional investments in other Competing Businesses independent of their investments in the Corporation. By virtue of a Preferred Investor Party holding securities of the Corporation or by having persons designated by or affiliated with such Preferred Investor Party serving on or observing at meetings of the Board of Directors or otherwise, no Preferred Investor Party shall have any obligation to the Corporation, any of its subsidiaries or any other holder of securities of the Corporation to refrain from competing with the Corporation and any of its subsidiaries, making investments in Competing Businesses, or otherwise engaging in any commercial activity; and none of the Corporation, any of its subsidiaries or any other holder of the Corporation’s capital securities shall have any right with respect to any such investments or activities undertaken by such Preferred Investor Party. Without limitation of the foregoing, to the fullest extent permitted by law, each Preferred Investor Party may engage in or possess an interest in other business ventures of any nature or description, independently or with others, similar or dissimilar to the business of the Corporation or any of its subsidiaries, and none of the Corporation, any of its subsidiaries or any other holder of securities of the Corporation shall have any rights or expectancy by virtue of such Preferred Investor Party’s relationships with the Corporation, or otherwise in and to such independent ventures or the income or profits derived therefrom; and the pursuit of any such venture, even if such investment is in a Competing Business shall not be deemed wrongful or improper. To the fullest extent permitted by law, no Preferred Investor Party shall be obligated to present any particular investment opportunity to the Corporation or any of its subsidiaries even if such opportunity is of a character that, if presented to the Corporation or such subsidiary, could be taken by the Corporation or such subsidiary, and the Preferred Investor Party shall continue to have the right to take for its own respective account or to recommend to others any such particular investment opportunity. The provisions of this Section 15 shall in no way limit or eliminate any Preferred Investor Party’s duties, responsibilities and obligations with respect to any proprietary information of the Corporation and any of its subsidiaries, including the duty to not disclose or use such proprietary information improperly or to obtain therefrom an improper personal benefit.

     16. No Closing of Transfer Books. The Corporation shall not close its books against the transfer of the Series C Convertible Preferred Stock in any manner that would interfere with the timely conversion of any Series C Convertible Preferred Stock.
     17. Rank.
          (a) The Series C Convertible Preferred Stock shall rank senior in right as to dividends, upon the occurrence of a Liquidation Event and in all other respects to all Common Stock and any other shares or securities of the Corporation ranking junior to such Series C Convertible Preferred Stock, whenever issued.
          (b) The Series C Convertible Preferred Stock will rank on parity with the Corporation’s Series B Convertible Preferred Stock and will share pari passu with such Series B Convertible Preferred Stock in dividends, distribution of assets upon liquidation and other distributions to stockholders. Dividends paid on the Series B Convertible Preferred Stock and the Series C Convertible Preferred Stock will be allocated between the series in the proportion that (i) the number of shares of Series C Convertible Preferred Stock then outstanding, multiplied by the Original Series C Purchase Price, bears to (ii) the number of shares Series B Convertible Preferred Stock then outstanding, multiplied by the Original Series B Purchase Price (as defined in the Certificate of Designations filed with respect to the Series B Convertible Preferred Stock). Notwithstanding the preceding sentence, with respect to the payment of any specific dividend, if all declared and/or accrued but unpaid dividends have been paid to the holders of a series of Convertible Preferred Stock (the “Fully Paid Series”) at a time when there has not been paid all declared and/or accrued but unpaid dividends to the other series (the “Partially Paid Series”), the holders of shares of the Fully Paid Series will not participate in further distributions of that dividend until the holders of the Partially Paid Series have received all declared and/or accrued but unpaid dividends, after which any additional amount of such dividend will be allocated in the proportion specified above.
     B. The recitals and resolutions contained herein have not been modified, altered or amended and are presently in full force and effect.
     IN WITNESS WHEREOF, the undersigned has executed this Certificate this 2nd day of July, 2007.

NEW HORIZONS WORLDWIDE, INC.
By:	/s/ Mark A. Miller
	Name:	Mark A. Miller
	Title:	President and Chief Executive Officer

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